CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.380 - Before Issuance of Stock)

-Remit in Duplicate-

1. Name of corporation: NORTH WAVE, INC.

file #C-29387-99

2. The articles have been amended as follows (provide article numbers, if applicable): Article I is hereby amended as follows: The name of the corporation shall be WEST HILL VENTURES, INC.

3. The undersigned declare that they constitute at least two-thirds of the board of directors.

4. The date upon which the original articles of incorporation were filed with the Secretary of State: 11/23/99.

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

/S/ MARCELA KAM

FILED #C29387-9

JANUARY 26, 2001

Office of Dean Heller

Secretary of State

101 North Carson Street, Suite 3

Carson City, Nevada 89701